                                                                                                Exhibit 10.31

                                                    PHOENIX
                                                 Mike Haylon's

                                      INDIVIDUAL LONG-TERM INCENTIVE PLAN

                                                  2004 - 2006

                                                    PHOENIX
                                                 Mike Haylon's
                                      INDIVIDUAL LONG-TERM INCENTIVE PLAN
                                                   2004-2006

                                                    PURPOSE

To provide a meaningful reward in recognition of your new responsibilities as Chief Financial Officer. To further align your interests with the interests of shareholders.

                                              BASIC PLAN CONCEPTS

This plan is a Long-Term Performance Unit plan. A Long-Term Performance Unit plan provides a contingent grant of RSUs at the beginning of the performance Cycle that represents the Target Units to be earned at the end of the performance cycle. A RSU represents the right to receive one share of PNX common stock. The Target Units are based on a $___ million target award divided by PNX's stock price as of January 2, 2004. The number of RSUs actually earned at the end of the cycle may be higher than the Target Units, depending on the extent to which the performance objectives are achieved. The maximum units are based on a $___ million maximum award divided by
PNX's stock price as of January 2, 2004. The ultimate value of the award depends on both the number of RSUs earned and PNX's stock price at the end of the cycle.

PERFORMANCE CRITERIA:
Your actual RSUs awarded at the end of the Performance Cycle will be based on the achievement of the following performance criteria:

75% BASED UPON ACHIEVEMENT OF KEY FINANCIAL GOALS:

                                            Maximum Award                      Target Award
                                            (   RSUs)                          (   RSUs)
o    Return on Equity*                      ___%                                ___%
o    EPS Growth**                           ___% CAGR***                        ___% CAGR***
o    Statutory Capital Growth               ___% CAGR***                        ___% CAGR***

*Cash ROE from continuing operations including the Closed Block; excluding Venture Capital and FAS 115 Reserve
**EPS defined using cash operating income from continuing operations including the Closed Block, excluding
Venture Capital
***CAGR defined as compound annual growth rate measured from the year ended 2003 through December 31, 2006.

This component of the plan will not pay unless target financial goals are reached and RBC ratio is maintained at ___%. Awards between target and maximum will be calculated on a pro-rata basis.

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25% based upon individual performance (maximum award = ___ RSUS, target = ___ RSUS)

     o  Individual contribution to achievement of company objectives
     o  Successful establishment of Corporate Risk Management function

Actual Award Determination:
The Performance Cycle is a three-year cycle from January 1, 2004 through December 31, 2006, with awards determined in the first quarter following the end of the cycle. This award will be reviewed by the Compensation
Committee of the Board of Directors.

Payment of Awards and Retention Requirements:
Awards for this Performance Cycle will be determined in first quarter 2007 and paid in PNX restricted stock units. Unless you elect otherwise, RSUs will immediately convert into shares of PNX common stock. Based on the share ownership and retention guidelines, you will be required to hold a fixed percentage of the shares to help you attain your ownership guideline of a multiple of your base salary; you will be able to sell the remaining award upon receipt.

You may elect to receive delivery of the shares when awarded, or may defer delivery of all or some of the shares until retirement or a specified future date. Consistent with the share ownership guidelines, RSUs that you elect to defer will count as share holdings for the purpose of meeting the guidelines. This election to defer must be made during an open trading window, but in any event, by December 31, 2006 and is subject to the withdrawal requirements required by deferred compensation rules.

If you leave the company due to death, disability or approved retirement during this Performance Cycle, your award will be determined by prorating the percentage of your Target Units according to the number of months that you were actively at work. You will receive full credit for your last month even if you only worked part of that month. Any shares of PNX Common Stock that would have been issuable, shall be delivered to you or your beneficiary or estate as soon as practical following the determination of results.

If your employment with the company is terminated during the Performance Cycle for any other reason, you will not receive an award.

Impact On Benefits:

Long-Term incentive payments made under the plan will not be used for determining pay-related benefits under either qualified or nonqualified benefit plans maintained by Phoenix.

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